As filed with the Securities and Exchange Commission on March 18, 1999


                                                 Commission File Number 33-68213

                       SECURITIES AND EXCHANGE COMMISSION
                              450 FIFTH STREET N.W.
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SARATOGA HOLDINGS I, INC.
               (Exact name of Registrant as specified in charter)

          TEXAS                                                  74-2896910
  (State of incorporation)   (Primary Standard Industrial      (IRS Employer
                              Classification Code Number)    Identification No.)

                                 Thomas F. Cooke
                         301 Congress Avenue, Suite 1550
                               Austin, Texas 7870
                                 (512) 478-5717
        (Address and telephone number of principal executive offices and principal place of business or intended principal place of business. Name, address and telephone number or agent for service.)

                  Please send copies of all communications to:
                                 J. Rowland Cook
                                  Carol Bellon
                 Jenkens & Gilchrist, A Professional Corporation
                            2200 One American Center
                               600 Congress Avenue
                               Austin, Texas 78701
                                 (512) 499-3821
                               Fax: (512) 404-3520

        THE SHARES WILL BE SOLD TO THE PUBLIC AS SOON AS REASONABLY POSSIBLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                                  Proposed       Proposed
                                                                   maximum       maximum
                                                   Amount to be  offering price  aggregate         Amount of
Title of each class of securities to be registered  registered    per share.*   offering price  registration fee
----------------------------------------------------------------------------------------------------------------
Common Stock Offered as Dividend Shares             3,465,292      $0.003        $10,395.88      **$2.89
================================================================================================================

* Arbitrary price as no trading market is contemplated.
**Calculated only for purposes of determining the Registration Fee; $2.97 previously paid.

The registrant hereby amends this registration statement as necessary to delay its effective date until the registrant files a further amendment, which specifically states that this registration statement will become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on a date that the Commission determines.

       PRELIMINARY PROSPECTUS DATED MARCH 18, 1999, SUBJECT TO COMPLETION


                            SARATOGA HOLDINGS I, INC.

                        3,465,292 SHARES OF COMMON STOCK


        Saratoga Resources, Inc., a Delaware corporation, intends to spin off its wholly-owned subsidiary, Saratoga Holdings I, Inc., a Texas corporation, by distributing as a dividend to its own stockholders, one share of the common stock of Saratoga Holdings for each share of the parent's stock. However, because California, Georgia, Iowa, Pennsylvania and Utah do not appear to provide an exemption from registration for the distribution of the common stock, the parent will pay the dividend in cash to stockholders who reside in those states at a rate of $0.003 per share. The parent's stockholders will not be charged for the dividend shares and neither Saratoga Holdings nor the parent will receive any proceeds from this distribution.

        Prior to this offering, there has been no public market for the common stock.


        WE URGE YOU TO READ THIS PROSPECTUS CAREFULLY SINCE IT CONTAINS INFORMATION THAT IS IMPORTANT TO YOU. ALSO, PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE 5.

                               ------------------


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this prospectus is March __, 1999

                                TABLE OF CONTENTS

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                                                                                          PAGE
PROSPECTUS SUMMARY INFORMATION...............................................................4
SARATOGA HOLDINGS ...........................................................................4
THE OFFERING.................................................................................4
RISK FACTORS.................................................................................5
        Lack of Operating History............................................................5
        Insufficiency of Capital ............................................................5
        Our Accounts Receivable may not be Collectible.......................................5
        Saratoga Holdings is not a Licensed Debt Collection Company .........................5
        Our Success in Collecting Accounts Receivable is Dependent upon a Third Party........5
        Conflict of Interest of the President................................................6
        One Shareholder will Control the Policies and Procedures of Saratoga Holdings........6
        Only One Employee has Experience ....................................................6
        Loss of Services of Mr. Cooke........................................................6
        Saratoga Holdings is Relying on a Third Party for Compliance with Federal and
         State Regulations...................................................................6
        Absence of Trading Market............................................................7
        Regulations Affecting the Price and Marketability of Saratoga Holdings Stock ........7
        Restrictions on Sales by Affiliates..................................................7
        We Cannot Predict the Effect of Resales of our Securities on the Price of the
         Common Stock........................................................................7
        Saratoga Holdings Does Not Have Insurance............................................7
        There is Substantial Competition for the Purchase of Accounts Receivable.............8
        The Year 2000 Issue Could Adversely Effect the Business..............................8
        Saratoga Holdings Probably Will Not Pay Any Cash Dividends...........................8
        Stockholders of the Parent May be Taxed on the Dividend..............................8
FORWARD-LOOKING INFORMATION..................................................................8
SARATOGA HOLDINGS............................................................................9
INFORMATION CONCERNING THE PARENT ...........................................................9
USE OF PROCEEDS.............................................................................10
FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION.........................................10
        Federal Income Tax Consequences ....................................................10
DETERMINATION OF OFFERING PRICE.............................................................11
PLAN OF DISTRIBUTION........................................................................11
        Introduction........................................................................11
        Method of Distribution and Subsequent Trading.......................................12
        Regulations Affecting the Price and Marketability of Saratoga Holdings Stock .......12
DIVIDENDS...................................................................................13
CAPITALIZATION..............................................................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION........................................................................14
        Liquidity...........................................................................15
        The Year Two Thousand...............................................................15
THE BUSINESS................................................................................16
        The Industry........................................................................16
        Business Strategy...................................................................17
        Research and Development Activities.................................................17
        Compliance with Environmental Laws..................................................18
        Competition for Accounts Receivable.................................................18
        Customers and Suppliers.............................................................18

        Government Regulation...............................................................18
        Employees...........................................................................19
        Properties..........................................................................19
WHERE YOU CAN GET MORE INFORMATION..........................................................19
MANAGEMENT..................................................................................20
        Directors and Executive Officers....................................................20
        Compensation of Directors and Executive Officers....................................20
PRINCIPAL SHAREHOLDERS......................................................................21
        Ownership of the Common Stock of Saratoga Holdings..................................21
        Ownership of the Parent's Common Stock..............................................22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................................22
DESCRIPTION OF SECURITIES...................................................................23
        Common Stock........................................................................23
        Preferred Stock.....................................................................23
        Anti-Takeover Provisions............................................................23
        Indemnification of Officers and Directors; Limitation of Director Liability.........24
SHARES ELIGIBLE FOR FUTURE SALE.............................................................24
TRANSFER AGENT..............................................................................26
LEGAL MATTERS...............................................................................26
EXPERTS ....................................................................................26
INDEX TO FINANCIAL STATEMENTS..............................................................F-1
INDEPENDENT AUDITOR'S REPORT...............................................................F-2
BALANCE SHEET..............................................................................F-3
NOTES TO FINANCIAL STATEMENTS..............................................................F-4


Dealer Prospectus Delivery Obligation

        Until ___________, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         PROSPECTUS SUMMARY INFORMATION

        Please read all of this prospectus carefully. It describes Saratoga Holdings, its finances and products. Federal and state securities laws require that we include in this prospectus all important information that investors will need to make an investment decision. You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The following is a summary of some of the information contained in this prospectus. However, you should not rely on the summary but should also read the more detailed information in this prospectus.


                                SARATOGA HOLDINGS

        Saratoga Resources, Inc. incorporated Saratoga Holdings I, Inc. under the laws of the State of Texas on October 29, 1998 with a view toward the distribution of the dividend shares as described in this prospectus. Saratoga Holdings is in the business of purchasing portfolios of accounts receivable at a discount and of collecting receivables or reselling them in the same or in differently configured portfolios. Saratoga Holdings is not a licensed debt collection agency, and thus has retained a third party to collect those accounts in exchange for a commission equal to 30% of the amount collected. Saratoga Holdings had no predecessors and no history prior to its date of organization. Saratoga Holdings' present address is c/o Saratoga Resources, Inc., 301 Congress Avenue, Suite 1550, Austin, Texas 78701, telephone:
(512) 478-5717.


                                  THE OFFERING

Type of Security Offered                    Common Stock, $0.001 par value per
                                             share

Number of Outstanding Shares                3,766,667 shares

Common Stock Offered as Dividend Shares     3,465,292 shares

Common Stock Outstanding After Offering     3,766,667 shares


        The parent had 3,465,292 shares outstanding as of March 15, 1999. It will distribute shares of Saratoga Holdings common stock to all of its stockholders except those residing in California, Georgia, Iowa, Pennsylvania and Utah. Instead of 7,366 shares of Saratoga Holdings' common stock, the parent will pay stockholders in those states cash in the aggregate amount of approximately $22.10 or $0.003 per share.

                                  RISK FACTORS

        You should consider the common stock of Saratoga Holdings to be an investment involving a high degree of risk. You should read this entire prospectus and carefully consider the risk involved with this investment, including the following factors.

LACK OF OPERATING HISTORY

        Because of our lack of operating history, there is no assurance that Saratoga Holdings will be successful or that the stock of Saratoga Holdings will have any value. Saratoga Holdings was organized in October 1998 and did not begin operations until after it purchased accounts receivable on November 12, 1998. See "Saratoga Holdings" and "The Business."

INSUFFICIENCY OF CAPITAL

        Without the loan and administrative support from its parent, Saratoga Holdings does not have sufficient capital to conduct the business and presently has no other credit facilities or identifiable sources of additional capital at this time. As a result, Saratoga Holdings' independent accountants have issued a going concern opinion. Saratoga Holdings had initial assets totaling $11,300, of which approximately $10,300 was spent to acquire accounts receivables. The only other current source of capital is a revolving loan from a subsidiary of the parent to cover expenses up to $40,000 during the first 18 months of operations. Although Thomas F. Cooke will control the management of both the parent and Saratoga Holdings immediately after this offering, he has advised both companies that he plans to treat them as separate, independent entities. See "Management's Discussion and Analysis of Financial Condition Liquidity."

OUR ACCOUNTS RECEIVABLE MAY NOT BE COLLECTIBLE

        There is no assurance that we will be able to collect our receivables which is our only source of revenue. On November 12, 1998, we acquired 149 accounts receivable having an aggregate unpaid balance of $223,907.05 in exchange for a purchase price of $10,299.72. We purchased the receivables without recourse which means that the seller of the receivables will not be obligated to us for any amount if we are unable to collect any or all of the them. In addition, the seller did not provide Saratoga Holdings with any representations as to the character, accuracy or sufficiency of the information provided to us about the receivables. Therefore, even if the receivables are uncollectible, we may not have any remedy or recourse against the seller. See "Saratoga Holdings" and "The Business."

SARATOGA HOLDINGS IS NOT A LICENSED DEBT COLLECTION COMPANY

        Saratoga Holdings does not have any license to operate as a debt collection company. Instead of obtaining the necessary licenses, it has transferred its accounts receivable to a licensed debt collection company for collection. There is no assurance that Saratoga Holdings would be able to obtain the necessary licenses to operate as a debt collection company. Therefore, it may always be necessary for it to rely upon a third party to collect its accounts. See "The Business -- Government Regulation."

OUR SUCCESS IN COLLECTING ACCOUNTS RECEIVABLE IS DEPENDENT UPON A THIRD PARTY

        Our success in collecting the accounts receivable is largely dependent upon the efforts of a third party debt collection company that is affiliated with Mr. Johnson, the President of Saratoga Holdings. Saratoga Holdings has entered into a service agreement that provides that the collection company will use reasonable efforts to collect the receivables and authorizes it to settle any of the receivables for 50% or more of the outstanding balance. In exchange for the services provided under the service agreement, the collections company is entitled to retain 30% of the amount collected as a commission. See "Saratoga Holdings," "The Business" and "Risk Factors -- Conflict of Interest of the President."

CONFLICT OF INTEREST OF THE PRESIDENT

        Randall Johnson, the president of Saratoga Holdings, is also a shareholder, officer and director of both the company that sold the receivables to Saratoga Holdings and of the company we have retained to collect the receivables. We may purchase additional receivables from the same company and may retain the same collection company to collect any or all of those additional receivables. Because of Mr. Johnson's conflict of interest, the purchase of the receivables by Saratoga Holdings and the agreement with the collection company to collect the accounts receivable may benefit the seller and the collection company at the expense of Saratoga Holdings. See "Risk Factors -- Only One Employee has Experience" and "Certain Relationships and Related Transactions."

ONE SHAREHOLDER WILL CONTROL THE POLICIES AND PROCEDURES OF SARATOGA HOLDINGS

        Mr. Thomas F. Cooke, both individually and as the sole director of Saratoga Holdings, will control Saratoga Holdings' policies and procedures both before and after the offering. After the sale of the shares and the distribution of the dividend shares, Thomas F. Cooke, the sole director, chief executive officer and secretary of Saratoga Holdings, will be the owner of approximately 59% of our common stock and will also control an additional 308,741 shares held by the parent and 150,000 shares held by the parent's wholly-owned subsidiaries. See "Principal Shareholders."

ONLY ONE EMPLOYEE HAS EXPERIENCE

        Mr. Johnson is the sole employee of Saratoga Holdings who has any experience with respect to our business. The loss of the services of Mr. Johnson could have a material adverse effect on the business. If Mr. Johnson resigned and we could not find a replacement for him, we could be forced to rely on outside advisors. However, because Saratoga Holdings has extremely limited funds, it is unlikely that it would be able to afford to pay any outside consultant. In addition, Mr. Johnson is not employed by Saratoga Holdings on a full time basis. We estimate that he will devote approximately one-third of his time to the affairs of Saratoga Holdings, including the collection of the receivables. See "Rick Factors -Conflict of Interest of the President" and "Management."

LOSS OF SERVICES OF MR. COOKE

        The success of our business is dependent upon the services of Mr. Thomas
F. Cooke, the sole director, chief executive officer, secretary and treasurer of Saratoga Holdings. If Mr. Cooke were to resign, Saratoga Holdings would probably not be successful.

SARATOGA HOLDINGS IS RELYING ON A THIRD PARTY FOR COMPLIANCE WITH FEDERAL AND STATE REGULATIONS

        We are relying on the third party that is collecting our accounts receivable to comply with all federal and state regulations affecting the business. This includes compliance with various federal and state statutes, including the Federal Fair Debt Collection Practices Act which establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of communications. It also includes compliance with the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on Saratoga Holdings to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate. The debt collection business is also subject to state regulation. Saratoga Holdings is not licensed as a debt collection company and does not anticipate applying for any license. Instead, Saratoga Holdings is relying upon an unaffiliated third party to collect its receivables. If the collection company fails to comply with applicable statutes and regulations, that could have a material adverse effect on Saratoga Holdings. See "The Business -- Government Regulation."

ABSENCE OF TRADING MARKET

        There is currently no market for trading Saratoga Holdings' common stock and no assurance that a market will ever develop or, if established, will be maintained. Saratoga Holdings common stock does not now, and may never qualify for listing on the Nasdaq SmallCap Market(SM) or any securities exchange. In the absence of an over-the-counter market in Saratoga Holdings' common stock, or listing on an exchange, holders of the common stock will be unable to sell their shares through normal brokerage channels and may be unable to determine the value of their securities accurately. Consequently, selling our shares will probably be more difficult because, for example, smaller quantities of shares could be bought and sold, and transactions could be delayed. Saratoga Holdings has not had any discussions with any market makers regarding participation as a market maker for these securities. See "Description of Securities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATIONS MAY MAKE IT MORE DIFFICULT TO SELL OUR SHARES

        Because of the low price of our common stock and the fact that it is not listed on The Nasdaq SmallCap Market(SM) or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market. See "Regulations Affecting the Price and Marketability of Saratoga Holdings Stock."

RESTRICTIONS ON SALES BY AFFILIATES

        If you are an affiliate of Saratoga Holdings under the rules and regulations of the Securities and Exchange Commission you may not sell shares of Saratoga Holdings' common stock unless you comply with Rule 144 or another exemption from registration. You will be deemed an affiliate if you are an officer or director of Saratoga Holdings or if you beneficially own 5% or more of its securities. Saratoga Holdings believes that the only shareholders who may be affiliates are Mr. Cooke, Mr. Kevin Smith, a director of the parent, and Mr. Johnson, the president of Saratoga Holdings. See "Management" and "Principal Shareholders."

WE CANNOT PREDICT THE EFFECT OF RESALES OF OUR SECURITIES ON THE PRICE OF THE COMMON STOCK

        We are unable to predict the effect that sales made under Rule 144 or otherwise, may have on the then prevailing market price of our common stock. It is likely that market sales of large amounts of the shares offered in this prospectus or other shares of Saratoga Holdings (or the potential for those sales even if they do not actually occur), will have the effect of depressing the market price of our common stock.
See  "Description of Securities -- Shares Eligible for Future Sale."

SARATOGA HOLDINGS DOES NOT HAVE INSURANCE

        Saratoga Holdings currently does not carry any insurance, but instead relies on general liability insurance carried by the company it has retained to collect the receivables. If Saratoga Holdings suffered a liability beyond the limits of or outside the scope of the collection company's insurance coverage, it could have an adverse effect on our business.

THERE IS SUBSTANTIAL COMPETITION FOR THE PURCHASE OF ACCOUNTS RECEIVABLE

        We compete with other debt collection companies and wholesalers of accounts receivable for the purchase of quality accounts receivable. Competition for the purchase of accounts receivable is significant. Various industry sources list as many as 300 purchasers of bad debt in the United States.

There are numerous companies specializing in the purchase of accounts receivable that have substantially greater resources and broader geographic coverage than Saratoga Holdings. See "The Business -Competition for Accounts Receivable."

        If we decided to expand our business into the accounts receivable management business, we would encounter significant competition. See "The Business -- Competition For Accounts Receivable."

THE YEAR 2000 ISSUE COULD ADVERSELY EFFECT THE BUSINESS

        If various third parties, including any company collecting our accounts receivable, do not successfully achieve year 2000 compliance, Saratoga Holdings' business and results of operations could be adversely affected, resulting from, among other things, Saratoga Holdings' inability to properly exchange and/or receive data. In addition, if our transfer agent does not achieve year 2000 compliance, that would have an adverse effect on your ability to trade the common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- The Year Two Thousand."

SARATOGA HOLDINGS PROBABLY WILL NOT PAY ANY CASH DIVIDENDS

        We intend to retain any earnings we receive to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the foreseeable future. See "Description of Securities -- Common Stock" and "Dividend Policy."

STOCKHOLDERS OF THE PARENT MAY BE TAXED ON THE DIVIDEND

        There is a risk that the stockholders of the parent may be taxed on the dividend. The parent will report the amount of the dividend distribution to the Internal Revenue Service based on the net book value of Saratoga Holdings on the date of the distribution. However, the Internal Revenue Service may disagree and attribute a substantially higher fair market value to the common stock. If it did so, the tax impact on the stockholders of Saratoga Resources would increase significantly and would not be minimal.
See "Federal Income Tax Consequences of the Distribution."


                           FORWARD-LOOKING INFORMATION

        Some of the statements contained in this prospectus, relate to future expectations, contain projections of results of operations or financial conditions or include other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and assumptions. Important factors that may cause actual results to differ from projections include, for example,

        o the success or failure of our efforts to implement our business strategy

        o our ability to collect or resell the receivables on favorable terms

        o our ability to purchase additional portfolios of past due accounts receivable

        o our ability to engage other collection companies to collect our receivables

        o       the effect of changing economic conditions

        o       our ability to attract and retain qualified employees

        o other risks which may be described in our future filings with the SEC, however we do not promise to update forward-looking information to reflect, for example, actual results or changes in assumptions.


                                SARATOGA HOLDINGS

        Saratoga Resources, Inc. incorporated Saratoga Holdings I, Inc. under the laws of the State of Texas on October 29, 1998 with a view toward beginning a new debt collection business and making the distribution of the dividend shares as described in this prospectus. Saratoga Holdings is in the business of purchasing portfolios of accounts receivable at a discount and of collecting receivables or reselling them in the same or in differently configured portfolios. As of November 12, 1998, its total assets consisted of one portfolio of accounts receivable with a face value of $223,907.05 for which it paid approximately $10,300 in cash. With respect to this first portfolio, Saratoga Holdings has retained a third party to collect those accounts in exchange for a commission equal to 30% of the amount collected. Saratoga Holdings had no predecessors and no history prior to its date of organization. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "The Business."

        Saratoga Holdings is a wholly owned subsidiary of Saratoga Resources, Inc., a Delaware corporation. The parent of Saratoga Holdings is in the business of oil and gas which is separate and distinct from Saratoga Holdings' business. The purpose of the spin-off of Saratoga Holdings is to separate the two businesses so that over time the management of each of the businesses will be able to focus solely on its own business. Another purpose of the spin-off is to provide employees of Saratoga Holdings with stock-based incentives which are tied solely to Saratoga Holdings. In addition, Saratoga Holdings hopes to enhance access to financing by enabling the financial community to focus on Saratoga Holdings.


                        INFORMATION CONCERNING THE PARENT

        Saratoga Resources is a Delaware corporation whose main focus is the development of and exploration for oil and natural gas reserves, primarily in the Gulf Coast area of the United States. The parent conducts all of its operations through its subsidiaries, Saratoga Resources, Inc., a Texas corporation, Lobo Energy, Inc., a Texas corporation, and Lobo Operating, Inc., a Texas corporation. In 1996, the parent and its subsidiaries entered into a Compromise and Settlement Agreement providing for the foreclosure sale of all of its assets. Under the terms of that agreement, all of the parent's material liabilities were settled. The parent's principal asset at the time of the completion of the sale consisted of approximately $1,500,000 in cash which has been available for the pursuit of new business opportunities or for other corporate purposes. The parent and its subsidiaries, as of September 30, 1998, had approximately $393,000 in cash and $70,000 in oil and gas related assets, including seismic information. At September 30, 1998, the parent employed two part-time employees, including Thomas F. Cooke who serves as the chief executive officer and an office manager. The parent through its subsidiaries is generating prospects for oil and gas exploration and development through the use of its extensive database of seismic information and well log information. In addition, it is evaluating acquisition and merger opportunities in the oil and gas industry as well as other industries.

        Saratoga Resources is a public company and had 3,465,292 shares of common stock outstanding as of December 31, 1998. As of that date, it had at least 1,374 stockholders.

                                 USE OF PROCEEDS

        Neither Saratoga Holdings nor its sole shareholder will receive any proceeds from this offering.


               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

        The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of Saratoga Holdings' shares to its parent's stockholders. However, it is not a complete discussion of all potential tax effects that might be relevant to the distribution. It also is limited to domestic non-corporate stockholders. It may not apply to some classes of taxpayers, including corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, and broker-dealers. Taxpayers in any of these or similar categories should consult their own tax advisors regarding the tax consequences of the distribution.

        The following summary is based on laws, regulations, rulings, practice and judicial decisions in effect at the date of this registration statement. Legislative, regulatory, or interpretive changes, or future court decisions or interpretations may or may not be retroactive and could affect the tax consequences described herein. PLEASE CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF SARATOGA HOLDINGS' SHARES.

FEDERAL INCOME TAX CONSEQUENCES

        The parent does not intend to request a ruling from the Internal Revenue Service regarding the federal income tax consequences of the distribution. However, based on the facts of the proposed transaction, it is the opinion of management of the parent that the transaction will not qualify as a tax free spin off under Section 355 of the Internal Revenue Code of 1986. Rather, the parent will report the transaction as a taxable distribution.

        The amount of the distribution for tax purposes is equal to the fair market value of Saratoga Holdings' common stock on the date of the distribution. The net book value of Saratoga Holdings on the date of the distribution is expected to be approximately $0.003 per share. This is the amount that the parent intends to report as the taxable value of the distribution per share.

        Holders of the parent's common stock will be taxed on the distribution as a dividend to the extent of the parent's consolidated current and accumulated earnings and profits, computed as of the close of the tax year in which the distribution occurs. For the year ended December 31, 1998, the parent had no accumulated consolidated earnings and profits. The parent does not anticipate having any current consolidated earnings and profits for the year ending December 31, 1999. Thus, no portion of the distribution should be taxed as an ordinary dividend.

        Instead, the distribution should first reduce a shareholder's adjusted basis in the common stock of the parent, but not below zero. If the amount of the distribution would have the effect of reducing a shareholder's adjusted basis in his common stock of the parent below zero, the excess will be treated as a gain from the sale or exchange of property. If the common stock of the parent is a capital asset in the hands of the shareholder, the gain will be a capital gain, either long-term or short-term depending upon whether the shareholder held the parent's common stock for more than 12 months. The maximum federal income tax rate on long-term capital gains is 20%, while the maximum federal income tax rate on short-term capital gains is 39.6%.

        A shareholder's tax basis in the Saratoga Holdings common stock received in the distribution will equal the fair market value of the common stock on the date of the distribution. The holding period for measuring a shareholder's gain or loss on a subsequent sale of the Saratoga Holdings common stock will generally begin on the day following the date of the distribution.

        The foregoing statements are the opinion of the parent's management. The Internal Revenue Service is not bound by and may not agree with the position of management regarding the value of the Saratoga Holdings common stock or the other matters discussed above. If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the amount of the distribution, the tax impact would increase significantly and would not be minimal. The parent would recognize gain to the extent the value placed on the amount of the distribution exceeded its adjusted basis in the stock which approximates the net book value of Saratoga Holdings. The shareholders of the parent would be taxed on the amount determined for the distribution as a dividend to the extent of any current year or accumulated earnings and profits of the parent, including any gain recognized by the parent on the distribution of the Saratoga Holdings common stock, and would recognize gain on the balance of the distribution to the extent it exceeded their adjusted basis in shares of the parent owned by them.

        AS A SHAREHOLDER OF THE PARENT YOU ARE URGED TO CONSULT WITH A TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN THE LAWS.


                         DETERMINATION OF OFFERING PRICE

        There is no market for trading Saratoga Holdings' securities. The net book value of Saratoga Holdings on the date of the distribution is expected to be approximately $0.003 per share which is the price that the parent paid for all of the common stock of Saratoga Holdings that is currently outstanding.


                              PLAN OF DISTRIBUTION

INTRODUCTION

        In October, 1998, the parent purchased 3,766,667 shares of common stock from Saratoga Holdings for $11,300 in cash. The board of directors of the parent believes that it will be beneficial to spin off approximately 3,465,292 of those shares in order to pursue strategic alternatives and to position Saratoga Holdings for future growth. Saratoga Holdings' management believes that this transaction has the greatest potential for enhancing the competitive position of the business and thereby enhancing overall shareholder value. The board of directors of the parent has declared a stock dividend, and has authorized the distribution of the dividend shares subject to the effectiveness of the registration statement covering the shares.

        It is expected that Saratoga Holdings will expend a total of approximately $26,003 for legal fees, printing, organization costs and other costs involved in the distribution of the dividend shares to the shareholders of the parent.

METHOD OF DISTRIBUTION AND SUBSEQUENT TRADING

        No underwriters are involved or are expected to be involved in the offering. The parent will distribute the common stock of Saratoga Holdings to its shareholders as a dividend for no consideration. It intends to mail certificates representing the dividend shares on or about ____________, 1999 or as soon thereafter as reasonably possible to holders of Saratoga common stock of record on _____________, 1999. It will distribute the dividend on the basis of one share of Saratoga Holdings' common stock for each one share of its own issued and outstanding common stock. It does not anticipate issuing certificates for fractional shares. The parent will not require the holders of the parent's common stock to make any payment or take any other action in connection with the dividend shares.

        There would be approximately 1,374 shareholders of Saratoga Holdings if the parent distributed Saratoga Holdings' shares to all of the parent's shareholders. However, because Saratoga Holdings will distribute cash instead of shares to those shareholders who reside in California, Georgia, Iowa, Pennsylvania and Utah, Saratoga Holdings believes that there will be approximately 1,112 shareholders of Saratoga Holdings after the distribution. Saratoga Holdings has not applied to register this offering in any state. If any other state does not have an exemption for the offering, Saratoga Holdings probably will distribute cash instead of shares in that state as well. No shares of Saratoga Holdings may be traded in any state until after Saratoga Holdings complies with all of the state's securities laws. In addition, there is no assurance that any shares of Saratoga Holdings will be eligible for sale or resale in any jurisdiction.

        The parent or Saratoga Holdings will mail a copy of this prospectus to each holder of record of the parent's common stock on _____________, 1999 together with stock certificates representing the dividend shares or cash, as applicable. Saratoga Holdings will also mail copies of this prospectus to brokers and dealers who are known to trade or make a market in the parent's common stock and to other brokers and dealers who may reasonably be expected in the future to trade or make a market in Saratoga Holdings' common stock. However, Saratoga Holdings does not anticipate that an active market for its common stock will develop within the foreseeable future. Moreover, there can be no assurance that any trading market will develop at any time.

REGULATIONS AFFECTING THE PRICE AND MARKETABILITY OF SARATOGA HOLDINGS STOCK

        Because of the low price of our common stock and the fact that it is not listed on The Nasdaq SmallCap Market(SM) or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market.

        For example, Rule 15g-9 under the Securities Exchange Act may affect the ability of broker-dealers to sell the shares and may affect your ability to sell the common stock in the secondary market. Rule 15g-9 generally applies to shares that are not listed on The Nasdaq SmallCap Market(SM) or any stock exchange. The rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

          In addition, because the penny stock rules probably will apply to our shares, investors in this offering probably will find it more difficult to sell their securities. The Securities and Exchange Commission's regulations define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements probably will reduce the level of trading activity in the secondary market for the common stock and may severely and adversely affect the ability of broker-dealers to sell our securities.


                                    DIVIDENDS

        Saratoga Holdings has not paid any dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.


                                 CAPITALIZATION

        The following table shows the capitalization of Saratoga Holdings as of November 12, 1998. The offering will not result in any changes to the capitalization.

                                                          As of
                                                          NOVEMBER 12, 1998
                                                          -----------------

        Debt                                              $      0.00

        Shareholder's Equity

        Preferred stock, $0.001 par value, 100,000
        shares authorized, none issued or outstanding             --

        Common stock, $0.001 par value, 100,000,000
        shares authorized, 3,766,667
        issued and outstanding                            $  3,766.66

        Additional paid in capital                        $  7,533.33

               Total Shareholder's Equity                 $11,300.00

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

        Saratoga Holdings has no operations or assets other than, as of November 12, 1998, a portfolio of accounts receivable with an aggregate unpaid balance of $223,907.05 for which it paid approximately $10,300 in cash. The majority of the accounts receivable represent consumer debt, mostly relating to past due credit card obligations.

        Effective November 12, 1998, Saratoga Holdings entered into a service agreement under which it has engaged a debt collection company to collect the receivables. The service agreement authorizes the collection company to settle any of the receivables transferred for collection for 50% or more of the outstanding balance. In exchange for the services provided under the service agreement, the collection company is entitled to retain a commission equal to 30% of the amount collected.

        Based upon the experience of its president, who is also an officer and director of the seller of the portfolio and of the collection company, Saratoga Holdings believes that total revenues from the collection of a portfolio should be approximately 20% to 40% of the face value of the portfolio, depending upon the quality of the portfolio and the success of collection efforts. This would result in potential collections of approximately $44,000 to $88,000 of its current portfolio of receivables. After deducting commissions and expenses, Saratoga Holdings should receive approximately $31,000 to $61,000, provided, however, no assurance can be given that these accounts will be collected to this extent. After four to six months of collection efforts, Saratoga Holdings intends to sell the balance of the portfolio and anticipates that it may be able to do so for approximately half of its original cost of the uncollected receivables.

        Saratoga Holdings intends to apply a substantial portion of any amounts recovered from the collection of the receivables (after payment of the commissions) to purchase additional receivables. We hope that we will be able to collect a sufficient amount from the portfolio to reinvest the net revenues in a new portfolio approximately every four to six months. Saratoga Holdings may purchase additional receivables from the same seller or from other sellers which include the following:

               o      the 50 largest banks in the United States;

               o      other credit agencies and lenders; and

               o large wholesalers of accounts receivable that purchase receivables from lenders.

        Saratoga Holdings uses several criteria to select accounts for purchase in an effort to determine the overall collectibility of the accounts. These criteria include age, collection experience, and the demographics of the package. Saratoga Holdings looks for portfolios that are predominately comprised of accounts with the following characteristics:

               o      they are less than three years in default;

               o they previously have not been placed with a collection agency; and

               o they represent debts originating in states whose populations generally have higher personal incomes and less restrictive debt collection laws.

LIQUIDITY

        Because Saratoga Holdings has limited cash, its independent accountants believe there is substantial doubt about its ability to continue as a going concern. However, Saratoga Holdings believes that it will be able to meet its obligations because its only material expenses (other than commissions which will be paid out of collections) are legal and accounting and, after this registration statement becomes effective, reporting expenses. A wholly owned subsidiary of the parent has agreed to provide a revolving line of credit to Saratoga Holdings up to a maximum of $40,000 at an interest rate of 10% per year to cover these legal, accounting and reporting expenses for the first 18 months of operations. The terms of the line of credit are set forth in a note dated effective November 12, 1998. If Saratoga Holdings does not become profitable, the lender intends to treat the debt as a capital contribution.

        Saratoga Holdings hopes that it will be able to support some of its operations though the collection of accounts receivable. It hopes to begin to realize revenues from the collection efforts of the collection company as early as March 1999. In addition to revenues, Saratoga Holdings may attempt to borrow money to use toward the purchase of additional receivables. Saratoga Holdings would offer the accounts receivables purchased with the proceeds of the loan as collateral for the loan.

THE YEAR TWO THOUSAND

        Saratoga Holdings, like many companies, faces the Year 2000 issue. Many computer programs use two digits rather than four (for example, "98" for 1998) to define dates. As a result, any programs that have time-sensitive software may recognize a date using "00" for the year 2000 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things a temporary inability to process transactions or engage in other normal business activities.

        Saratoga Holdings does not own or operate any computer systems. However, it uses the computer hardware and software of the parent for general accounting and business purposes. The parent believes that its computer systems and software are Year 2000 compliant because it purchased them within the past two years. However, the parent is in the process of seeking assurances of this fact from its hardware and software vendors. If any of these systems are not Year 2000 compliant, the parent will modify or replace portions of its hardware and software prior to the end of this year.

        In addition, Saratoga Holdings has gathered information about the Year 2000 compliance status of various third parties, including its transfer agent and the company that it has retained to collect its current portfolio of accounts receivable. The collection company has reported to Saratoga Holdings that it is Year 2000 compliant and the transfer agent has represented that it is in the process of becoming Year 2000 compliant. To date, Saratoga Holdings is not aware of any third party with a Year 2000 Issue that would materially impact its results of operations, liquidity, or capital resources. However, Saratoga Holdings has no means of ensuring that all third parties will be Year 2000 ready.

        Because Saratoga Holdings does not have any of its own computer hardware or software, Saratoga Holdings believes that there will be no material cost involved in its Year 2000 compliance efforts. For that same reason, Saratoga Holdings has no contingency plans in place.

                                  THE BUSINESS

        Saratoga Holdings is in the business of collecting past-due accounts receivables. Saratoga Holdings intends to grow its business by reinvesting a substantial portion of the net revenues it receives from the collections in the purchase of additional receivables.

        Saratoga Holdings currently is not licensed as a debt collection company and does not collect receivables directly. Instead, it has retained a debt collection company to collect the accounts in exchange for a commission. Saratoga Holdings has chosen not to become licensed because of the significant cost associated with that process. It believes that outsourcing those services, on a competitive basis, is the most fiscally sound approach until it is in a position to purchase a significantly higher volume of accounts receivable. Saratoga Holdings will choose collection agencies on a case-by-case basis and will exclude interested officers and directors from the decision making process. Saratoga Holdings has a contract with Premium Recoveries for the collection of its current portfolio. However, Premium Recoveries does not have any agreement with Saratoga Holdings regarding the collection of any other portfolios.

THE INDUSTRY

        The debt collection industry is possible because lenders, including banks and other credit agencies, create portfolios of past due accounts receivable from loans which have not been repaid. These past due receivables may be placed with a collection company, or they may be sold at a discount from their face value. The face value of the receivables is the total principal balance of the portfolio of receivables on the date that it was charged off or sold by the originator. The face value does not include interest which has accrued since the receivables were charged off. The price of a portfolio of receivables is determined by the age of the portfolio and by how many times it has been placed for collection. The age of receivables may range from 180 days since the date of the last payment by the debtor to five to seven years since the date of last payment by the debtor. Generally, the price of 180 day old receivables that have not been placed for collection is approximately 10 cents on the principal dollar. The price for five to seven year old receivables that have been placed for collection three or more times may be as little as one-half cent on the principal dollar.

        Receivables are typically purchased without recourse which means that the seller of the receivables will not be obligated to the purchaser if the purchaser is unable to collect the debt. In addition, the sellers typically do not provide purchasers with any representations as to the character, accuracy or sufficiency of the information provided to a purchaser about the receivables. Therefore, even if the purchaser cannot collect the receivables, the purchaser may not have any remedy or recourse against the seller.

        Generally, collection companies spend approximately four to six months attempting to collect a portfolio of receivables. The portfolio collection process includes the following steps.

        o The collection company will analyze and score the portfolio to determine the collectibility of each account, based upon factors such as demographics and credit ratings.

        o The collection company will send each account a letter stating that all payments and correspondence should be directed to the collection agency. By federal law, the letter must contain specific information regarding the type of debt and the balance due, and a statement that the letter is an attempt to collect the debt.

        o The collection company follows up the letter with phone calls in which the collection company attempts to negotiate a settlement of the debt for a percentage of the amount owed.

        o The collection company may refer some of the accounts to collection attorneys who may file a lawsuit. Once a judgment is rendered in a case, the debtor's assets are identified and attached, or, in some states, wages may be garnished.

        o After the collection company has completed the collection cycle, and assuming collection efforts as to a particular account have not been successful, the collection company may sell those uncollected accounts for approximately one-third to one-half of the account's original purchase price.

BUSINESS STRATEGY

        Saratoga Holdings current strategy is to grow its business by reinvesting a substantial portion of its net revenues into the purchase of additional accounts receivable. However, Saratoga Holdings anticipates that it may expand its operations in several ways, including the following:

        o it may participate with other entities in buying large portfolios of past-due receivables and enter into arrangements with other companies for the collection and servicing of accounts;

        o it may form separate entities, such as limited partnerships, through which to raise funds for the purchase of portfolios, and to engage in the collection of portfolios directly or by contracting this function to third parties;

        o it may acquire portfolios of delinquent receivables and subdivide receivables into two or more separate portfolios to be sold or retained for collection;

        o it may pursue merger and acquisition opportunities in the receivables collection or other industries, or enter into strategic alliances with third parties to further expand Saratoga Holdings' revenue base.

        Saratoga Holdings has a large number of authorized but unissued shares and could use those shares as a vehicle to achieve a reverse acquisition without being required to obtain shareholder approval of the transaction, however, at this time, Saratoga Holdings does not have any agreements or understandings with respect to any merger, acquisition or other business combination.

        Mr. Thomas Cooke would be central in any efforts Saratoga Holdings makes to expand its business and in some cases might be in a position to negotiate a finders' fee or other compensation for those services. Mr. Cooke has represented to Saratoga Holdings that he will not negotiate any finders' fees, consulting fees or other special compensation in connection with any efforts he makes to achieve a business combination. Saratoga Holdings does not intend to rely on outside business consultants other than collection companies.

RESEARCH AND DEVELOPMENT ACTIVITIES

        Saratoga Holdings did not spend any material amount on research or development activities during the past two years.

COMPLIANCE WITH ENVIRONMENTAL LAWS

        Saratoga Holdings does not believe that it will incur any material cost relating to efforts to comply with environmental laws.

COMPETITION FOR ACCOUNTS RECEIVABLE

        Saratoga Holdings competes with other debt collection companies and with wholesalers of accounts receivable industry for the purchase of accounts receivable. Competition for the purchase of accounts receivable is significant. Various industry sources list as many as 300 purchasers of bad debt in the United States. There are numerous companies specializing in the purchase of accounts receivable that have substantially greater resources and broader geographic coverage than Saratoga Holdings.

        If Saratoga Holdings decided to expand its business into the accounts receivable management business, it would encounter significant competition. The accounts receivable management industry includes more than 6,500 service providers, including large national corporations in addition to many regional and local firms. Most if not all of these companies have substantially greater resources, offer more diversified services and operate in broader geographic areas than Saratoga Holdings. More importantly, these companies have greater resources with which to purchase accounts receivable. In addition, in many instances, the accounts receivable collection services are performed in-house.

CUSTOMERS AND SUPPLIERS

        Saratoga Holdings does not provide goods or services. However, Saratoga Holdings is currently dependent upon its relationship with The Premium Group, Inc. as a source of accounts receivable and the services of Premium Recoveries, Inc. for collection of accounts receivable. Saratoga Holdings does not have any ongoing contractual commitment from The Premium Group to supply any additional accounts receivable. Its agreement with Premium Recoveries, Inc. for the collection of accounts receivable extends for a period of 12 months until November 11, 1999. After that time, it automatically renews on a month to month basis and therefore may be canceled by either party upon 30 days written notice. If its relationship with Premium Recoveries, Inc. were not renewed or were canceled, Saratoga Holdings would search for another debt collection company to replace Premium Recoveries, Inc. Saratoga Holdings does not anticipate collecting accounts receivable directly unless it acquired a licensed debt collection company through a business combination.

GOVERNMENT REGULATION

        The accounts receivable industry is regulated under various federal and state statutes. Saratoga Holdings is not licensed as a debt collection company. Instead of applying for any licenses, Saratoga Holdings has retained a licensed debt collection company to collect its receivables in exchange for a commission. Saratoga Holdings is relying upon the debt collection company to comply with numerous federal and state laws and regulations. These include the Federal Fair Debt Collection Practices Act which establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of communications. It also includes the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on Saratoga Holdings to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate.

        The debt collection business is also subject to state regulation. Saratoga Holdings is not licensed as a debt collection company and does not anticipate applying for any license. The company that presently is collecting the receivables for Saratoga Holdings is licensed as a debt collection company and has agreed that it will comply with all state and federal laws in connection with its collection of Saratoga Holdings' accounts receivable. If the collection company fails to comply with applicable statutes and regulations, that could have a material adverse effect on Saratoga Holdings. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of debt collection companies in the future or significantly increase the cost of regulatory compliance.

EMPLOYEES

        Saratoga Holdings currently has two employees, neither of which is full time.

PROPERTIES

        Saratoga Holdings has no property or office of its own. It is utilizing, without charge, the address and telephone number of the parent as its office. Currently Saratoga Holdings has no plans for office facilities in the future.


                       WHERE YOU CAN GET MORE INFORMATION

        If you want more information, write or call us at:

                          Saratoga Holdings I, Inc.
                          c/o Saratoga Resources, Inc.,
                          301 Congress Avenue, Suite 1550
                          Austin, Texas  78701
                          Telephone: (512) 478-5717

        Our fiscal year ends on December 31. We do not presently file reports or any other information with the Securities and Exchange Commission, however, we intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statement or other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

        This prospectus contains information concerning Saratoga Holdings as of December 31, 1998 unless another date is specified. The delivery of this prospectus at any time does not constitute a representation that the information contained in it is correct as of any other date, and the delivery of this prospectus shall not imply that there has not been a change in the business or affairs of Saratoga Holdings since that date. No dealer, salesman or other person has been authorized to furnish information or to make any representations other than what is set forth in this prospectus. You should not rely on any information or representation other than the information set forth in this prospectus.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The directors and executive officers of Saratoga Holdings and their respective ages and positions are as follows:

               NAME                 AGE            POSITION
               ----                 ---            --------

        Randall B. Johnson          50             President

        Thomas F. Cooke             50             Chief Executive Officer,
                                                   Secretary and Director

        RANDALL B. JOHNSON has served as president of Saratoga Holdings since its formation on October 29, 1998. In addition, since 1992, Mr. Johnson has served as the managing partner of Capital Analysis Partners, which, from 1992 through 1995 was in the business of making venture capital investments ranging in size from $100,000 to over $5,000,000. In 1994, Capital Analysis Partners became involved in the accounts receivable management business. In 1997, it changed its name to CAP Ventures and in 1998 to The Premium Group. Mr. Johnson continues to serve as the managing partner of The Premium Group. In addition, since August, 1998, Mr. Johnson has served as the vice president of Premium Recoveries, Inc., a commercial collection agency located in Austin, Texas and a subsidiary of The Premium Group.

        THOMAS F. COOKE is the sole director, chief executive officer and the secretary of Saratoga Holdings. Mr. Cooke has held these positions with Saratoga Holdings since its formation on October 29, 1998. Mr. Cooke was one of the co-founders of the parent in 1990. He also has been a self employed independent oil and gas producer for the past 16 years. Mr. Cooke has served as a director and chairman of the board of the parent since September of 1993, and as chief executive officer since April 1996. Mr. Cooke also served as chief operating officer of the parent from 1993 to 1996. Mr. Cooke's employment by the parent was on a full-time basis prior to the formation of Saratoga Holdings. Mr. Cooke now divides his time between the two corporations. Mr. Cooke is also a principal shareholder of the parent.

        Both Mr. Johnson and Mr. Cooke may be deemed a parent or promoter of Saratoga Holdings as those terms are defined in the Rules and Regulations promulgated under the Securities Act of 1933.

        Each officer holds office for a term expiring at the next annual meeting of shareholders and upon the election and qualification of his successors. Officers serve at the pleasure of the board of directors of Saratoga Holdings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        Saratoga Holdings has paid no remuneration to its director or officers, other than as provided in the following paragraph, and does not anticipate the payment of remuneration, other than as provided below, until the board of directors determines otherwise.

        Saratoga Holdings has granted Mr. Johnson a three-year option to purchase 25,000 shares of Saratoga Holdings's common stock at an exercise price of $0.50 per share. There are no other outstanding options or warrants to purchase shares of Saratoga Holdings's common stock.

                             PRINCIPAL SHAREHOLDERS

        Prior to the distribution of the dividend shares, the parent owns 100% of the issued and outstanding common stock of Saratoga Holdings. After the distribution of the dividend shares, the parent will own approximately 8.4%.

OWNERSHIP OF THE COMMON STOCK OF SARATOGA HOLDINGS

        The following table sets forth information regarding the beneficial ownership of the common stock of Saratoga Holdings as adjusted to reflect the distribution of the dividend shares by the following:

        o      each director of Saratoga Holdings,
        o      each named executive officer of Saratoga Holdings,
        o each person known or believed to own beneficially 5% or more of the common stock, and
        o      all directors and executive officers as a group.

Unless otherwise indicated, each person will have sole voting and dispositive power with respect to his or her shares. Shares of common stock that are not outstanding but that can be acquired by a person within 60 days upon exercise of an option or similar right are included in the number of shares beneficially owned and in computing the percentage for such person but are not included in the number of shares beneficially owned and in computing the percentage for any other person. The information in this table assumes that Saratoga Holdings will have 3,766,667 shares outstanding after the offering.

     NAME AND ADDRESS
     OF BENEFICIAL OWNER          NUMBER OF SHARES    PERCENT BENEFICIALLY OWNED
     -------------------          ----------------    --------------------------

Thomas F. Cooke                     2,679,163                             71.1%
301 Congress Avenue, Suite 1550
Austin, Texas  78701

Randall B. Johnson                     25,000                              >1%
308 West Seventh Street, Suite A
Georgetown, Texas  78626

Kevin M. Smith                        238,295                              6.3%
2000 Dairy Ashford, Suite 410
Houston, Texas  77077

Saratoga Resources, Inc.              458,741                             12.2%
301 Congress Avenue, Suite 1550
Austin, Texas  78701

All Officers and Directors          3,401,199                             89.7%
as a Group
-----------------

        Shares of Saratoga Holdings held by Mr. Cooke include 109,148 shares of common stock beneficially owned by June Cooke, the spouse of Mr. Cooke, and 308,741 shares owned by Saratoga Resources, a company controlled by Mr. Cooke and 150,000 shares held by wholly owned subsidiaries of Saratoga Resources. Shares owned by Saratoga Resources include 150,000 shares held by its wholly owned subsidiaries. All shares of Saratoga Holdings held by Mr. Johnson are in the form of immediately exercisable options to purchase 25,000 shares of common stock.

Shares of Saratoga Holdings held by Mr. Smith include 20,000 shares of common stock beneficially owned by Sandra Smith, the spouse of Mr. Smith. Mr. Smith is a director of the parent but not of Saratoga Holdings.

OWNERSHIP OF THE PARENT'S COMMON STOCK

        The following table sets forth information regarding the beneficial ownership of the 3,465,292 issued and outstanding shares of common stock of the parent by the following:

        o      each director of Saratoga Holdings,
        o      each named executive officer of Saratoga Holdings, and
        o      all directors and executive officers as a group.

     NAME AND ADDRESS
     OF BENEFICIAL OWNER          NUMBER OF SHARES    PERCENT BENEFICIALLY OWNED
     -------------------          ----------------    --------------------------

Thomas F. Cooke                     2,220,422                    64.1%
301 Congress Avenue, Suite 1550
Austin, Texas  78701

All Officers and Directors          2,220,422                    64.1%
of Saratoga Holdings
as a Group
------------------

        Shares of the parent held by Mr. Cooke include 109,148 shares of common stock beneficially owned by June Cooke, the spouse of Mr. Cooke.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Cooke and Mr. Johnson may be considered to be promoters of Saratoga Holdings for purposes of the securities laws. A promoter includes anyone who takes initiative in founding or organizing a business.

        Saratoga Holdings is a wholly owned subsidiary of Saratoga Resources. Mr. Thomas Cooke, the chief executive officer, secretary and sole director of Saratoga Holdings is also the president and holder of a majority of the shares of the parent. The parent purchased 3,766,667 shares of Saratoga Holdings on or about November 12, 1998 at a price of $0.003 per share.

        Mr. Randall B. Johnson, the president of Saratoga Holdings is also the managing partner, an officer, director and a shareholder of The Premium Group and Premium Recoveries, Inc. Saratoga Holdings purchased the receivables for approximately $10,300 in cash from The Premium Group under the terms of a Purchase Agreement dated November 12, 1998 between Saratoga Holdings and Premium Group. At that time, the portfolio of receivables had a face value of $223,907.05. The Premium Group previously had purchased the receivables in June 1998 for a purchase price of $9,750.

        In addition, Saratoga Holdings entered into a services agreement also dated November 12, 1998 with Premium Recoveries under which Premium Recoveries has agreed to use its reasonable efforts to collect the receivables in exchange for a commission equal to 30% of the amount collected. Saratoga Holdings believes that the 30% commission is standard in the industry.

        In addition, Saratoga Holdings has granted to Mr. Johnson a three-year option to purchase 25,000 shares of its common stock for $0.50 per share.


                            DESCRIPTION OF SECURITIES

        The authorized capital stock of Saratoga Holdings consists of 100,000,000 shares of common stock, $0.001 par value, and 100,000 shares of undesignated preferred stock, $0.001 par value.

COMMON STOCK

        The holders of Saratoga Holdings' common stock are entitled to one vote per share on all matters submitted to a vote of shareholders voting with the holders of Saratoga Holdings's preferred stock as a single class, except where class voting is required by the Texas Business Corporation Act or by a Certificate of Designation adopted by the Board of Directors. Cumulative voting in the election of directors is prohibited. Accordingly, the holders of a majority of the combined number of outstanding shares of common stock and Saratoga Holdings's preferred stock entitled to vote in any election of directors may elect all of the directors standing for election.

        Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon a liquidation, dissolution or winding up of Saratoga Holdings, the holders of common stock are entitled to receive ratably the net assets of Saratoga Holdings available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares issued in the offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

        There are 100,000 shares of undesignated preferred stock authorized and no shares of preferred stock issued or outstanding.

ANTI-TAKEOVER PROVISIONS

        Some of Saratoga Holdings' Articles of Incorporation and Bylaws, and the indemnification agreements with directors and officers of Saratoga Holdings may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder's best interest, including attempts that might result in a premium over the market price for the shares held by shareholders.

        Under the terms of Saratoga Holdings' Articles of Incorporation, Saratoga Holdings' Board of Directors may issue additional shares of common stock or establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without shareholder approval. Any additional issuance of common stock or designation of rights, preferences, privileges and limitations with respect to preferred stock could have the effect of impeding or discouraging the acquisition of control of

Saratoga Holdings by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Saratoga Holdings's management. Specifically, if, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in Saratoga Holdings' best interest, shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by putting a substantial voting lock in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Saratoga Holdings' Articles of Incorporation and Bylaws provide that special meetings of shareholders generally can be called only by the President or Board of Directors or 10% or more of the voting shareholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS; LIMITATION OF DIRECTOR LIABILITY

        Saratoga Holdings has entered or proposes to enter into indemnification agreements with all of its directors and executive officers, which, among other things, indemnify directors of Saratoga Holdings against liability arising from shareholder claims of a breach of duty by a director if a director votes against a transaction that would result in a change of control of Saratoga Holdings. Saratoga Holdings' Articles of Incorporation also provide that its directors shall not be liable for monetary damages caused by an act or omission occurring in their capacity as directors. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Texas law as provided in Section 2.02-1 of the Texas Business Corporation Act. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Saratoga Holdings, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to a director and for payment of dividends or acts or omissions for which a director is made expressly liable by applicable statute. The limitations on liability provided for in Saratoga Holdings' Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Saratoga Holdings under the foregoing provisions, or otherwise, Saratoga Holdings has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                         SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the offering, Saratoga Holdings will have outstanding 3,766,667 shares of common stock. The dividend shares distributed to the holders of the parent's common stock will not be "restricted securities" under Rule 144 and therefore will be freely tradeable in the public market without restriction or further registration under the Securities Act of 1933, except for any shares acquired by affiliates of Saratoga Holdings as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 308,741 outstanding shares of common stock of Saratoga Holdings to be retained by the parent following this offering will be restricted securities within the meaning of Rule 144 and may be publicly resold only if registered under the Securities Act or sold in accordance with an eligible exemption from registration, such as Rule 144. All of the parent's restricted shares will be available for resale in the public market commencing on or about November 12, 1999, subject to volume and other restrictions under Rule 144.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate of Saratoga Holdings, who beneficially owns restricted securities acquired from Saratoga Holdings or an affiliate of Saratoga Holdings at least one year prior to the sale is entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

        o      1% of the then outstanding shares of common stock, and

        o the average weekly reported trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission, provided manner of sale and notice requirements and requirements as to the availability of current public information concerning Saratoga Holdings are satisfied.

Under Rule 144(k), a person who has not been an affiliate of Saratoga Holdings for a period of three months preceding a sale of securities by him, and who beneficially owns restricted securities acquired from Saratoga Holdings or an affiliate of Saratoga Holdings at least two years prior to the sale, would be entitled to sell the shares without regard to volume limitations, manner of sale provisions, notification requirements or requirements as to the availability of current public information concerning Saratoga Holdings.

        Shares held by persons who are deemed to be affiliates of Saratoga Holdings, including any shares acquired by affiliates in the offering, are subject to volume limitations, manner of sale provisions, notification requirements and requirements as to the availability of current public information concerning Saratoga Holdings, regardless of how long the shares have been owned or how they were reacquired. In addition, the sale of any restricted securities beneficially owned by an affiliate of Saratoga Holdings and not registered in this offering is subject to the one-year holding requirement of Rule 144. As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Approximately 71.1% of the common stock of Saratoga Holdings after the distribution will be beneficially owned by Mr. Cooke, an affiliate of Saratoga Holdings. These shares will be regarded as unrestricted shares held by an affiliate and therefor subject to the provisions of Rule 144, other than the holding period requirement of Rule 144(d). If Mr. Cooke ceases to be an affiliate of Saratoga Holdings, his shares would be marketable under Rule 144(k) three months thereafter.

        Saratoga Holdings has outstanding non-statutory options to purchase an aggregate of 25,000 shares of common stock, all of which are exercisable as of the date of this prospectus. Shares of common stock issued upon exercise of options may be subject to Rule 144.

        Prior to the offering, there has been no public market for the common stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the common stock in the public market could adversely affect prevailing market prices and the ability of Saratoga Holdings to raise equity capital in the future.

        Saratoga Resources currently holds all of the issued and outstanding common stock of Saratoga Holdings. Saratoga Holdings has not paid or declared any cash dividends with respect to its common stock.

                                 TRANSFER AGENT

        The Transfer Agent for the common stock is ChaseMellon Shareholder Services.


                                  LEGAL MATTERS

        Jenkens & Gilchrist, A Professional Corporation, 600 Congress Avenue, Suite 2200, Austin, Texas 78701 has acted as legal counsel to Saratoga Resources and Saratoga Holdings in connection with this prospectus and related matters.

                                     EXPERTS

        The financial statements of Saratoga Holdings included in this prospectus have been examined by Hein + Associates, LLP, Certified Public Accountants, and are included in reliance upon the authority of that firm as experts in accounting and auditing.

                                 INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT...........................F-2

BALANCE SHEET...............................................................F-3

NOTES TO THE FINANCIAL STATEMENTS...........................................F-4

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Saratoga Holdings I, Inc.
301 Congress, Suite 1550
Austin, Texas 78701


We have audited the balance sheet of Saratoga Holdings I, Inc. as of November 12, 1998. This financial statement is the responsibility of Saratoga Holdings' management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Saratoga Holdings I, Inc. as of November 12, 1998 in conformity with generally accepted accounting principles.

Saratoga Holdings had no operating activities prior to November 12, 1998 and has limited cash and working capital as of that date. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 7 to the balance sheet.

HEIN + ASSOCIATES, LLP



Houston, Texas
November 20, 1998

                            SARATOGA HOLDINGS I, INC.
                                  BALANCE SHEET


                                November 12, 1998


                                     ASSETS

ASSETS

        Current Assets - Cash.......................................$  1,000
        Investment in past due trade receivable..................... $10,300

TOTAL ASSETS ....................................................... $11,300



                       LIABILITIES AND STOCKHOLDER EQUITY


STOCKHOLDERS EQUITY

        Preferred stock, par value $.001
               100,000 shares authorized, none outstanding..........  ------
        Common stock par value $.001
               100,000,000 shares authorized
               3,766,667 shares issued and outstanding..............   3,766
        Additional paid in capital..................................   7,533
        (Deficit) accumulated during the
        development stage...........................................     -0-
                                                                      ------

TOTAL STOCKHOLDERS EQUITY........................................... $11,300
                                                                      ------


The accompanying notes are an integral part of this financial statement.

                            SARATOGA HOLDINGS I, INC.
                           (A WHOLLY OWNED SUBSIDIARY)
                          NOTES TO FINANCIAL STATEMENT

Note 1:        ORGANIZATION AND NATURE OF OPERATIONS

               Saratoga Holdings I, Inc., a Texas corporation, is a wholly owned subsidiary of Saratoga Resources, Inc. As of November 12, 1998, Saratoga Holdings has no operations other than those related to a portfolio of past due account receivables purchased on November 12, 1998.

               On November 12, 1998, Saratoga Resources, Inc., the parent company of Saratoga Holdings I, Inc., purchased 3,766,667 shares of Saratoga Holdings I, Inc.'s common stock for $11,300. It is the intention of Saratoga Resources, Inc. to register 3,465,292 of those shares with the Securities and Exchange Commission and to distribute them to the stockholders of Saratoga Resources, Inc. in the form of a dividend.

Note 2:        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               ACCOUNTING POLICIES

               Saratoga Holdings I, Inc.'s accounting policies conform to generally accepted accounting principles. Significant policies followed are described below.

               ACCOUNTING ESTIMATES

               Preparation of Saratoga Holdings's financial statements in conformity with generally accepted accounting principles requires Saratoga Holdings's management to make estimates, and assumptions that affect the amounts reported in this financial statement. Actual results could differ from those estimates.

Note 3:        INVESTMENT IN PAST DUE ACCOUNT RECEIVABLES

               On November 12, 1998, Saratoga Holdings acquired a portfolio of past due account receivables for approximately $10,300. These receivables represent amounts previously due various major retail businesses arising from the sale of various consumer products. The face amount of these receivables totals $223,907. The ultimate collection of these receivables will depend on a variety of factors, many of which are outside Saratoga Holdings's control.

Note 4:        PREFERRED STOCK

               Saratoga Holdings may issue preferred stock in one or more series which will have such designations, preferences, limitations and relative rights as authorized by the Board of Directors.

Note 5:        STOCK OPTIONS

               Saratoga Holdings issued an option to an officer to acquire 25,000 shares of its common stock at $0.50 per share. The option, which was unexercised as of November 12, 1998, expires in 2001.

Note 6:        RELATED PARTY TRANSACTIONS

               Randall Johnson, the President of Saratoga Holdings, is also a shareholder, officer and director of both the company that sold the receivables to Saratoga Holdings and of the company that Saratoga Holdings has hired to collect the receivables. The seller of the receivables acquired the receivables in June 1998 for $9,750 and sold them to Saratoga Holdings in November 1998 for $10,300 which Mr. Cooke determined to be the fair market price. Saratoga Holdings may purchase additional receivables from the same company or other companies and may retain the same company or other companies to collect any additional receivables. Because of Mr. Johnson's conflict of interest, the purchase of the receivables by Saratoga Holdings and the agreement with the collection company to collect the receivable may benefit the seller and the collections company at the expense of Saratoga Holdings.

Note 7:        LIQUIDITY; DEPENDENCE ON PARENT COMPANY

               Saratoga Holdings currently does not have any expenses other than legal, accounting, and commissions which will be paid out of collections of the accounts receivable. Once Saratoga Holdings becomes a reporting company, it will also have reporting expenses. A wholly owned subsidiary of the parent has agreed to pay Saratoga Holdings' legal, accounting and reporting expenses up to $40,000 for the first 18 months of Saratoga Holdings' operations subject to repayment if Saratoga Holdings becomes profitable. This agreement is documented by a note dated effective November 12, 1998 which provides for interest at the rate of 10% per annum. In addition, Saratoga Holdings hopes that it will be able to support some of its operations though the collection of accounts receivable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant has authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in that statute. The Registrant's articles of incorporation and bylaws allow indemnification of directors and officers to the full extent permitted by those provisions of the Act. The Act provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that

        o      the person conducted himself in good faith;

        o reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interest; and

        o in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

        A corporation may indemnify a person under the Act against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

        Reference is also made to the articles of incorporation, which limit or eliminate a director's liability for monetary damages to the registrant or its shareholders for acts or omissions in the director's capacity as a director, except that the articles of incorporation do not eliminate the liability of a director for

        o a breach of the director's duty of loyalty to the registrant or its shareholders,

        o an act or omission not in good faith that constitutes a breach of duty of the director to the registrant or an act or omission that involves intentional misconduct or a knowing violation of the law,

        o a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or

        o an act or omission for which the liability of a director is expressly provided for by an applicable statute. The registrant's Bylaws further provide that the registrant shall indemnify its officers and directors to the fullest extent permitted by law.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Following are the estimated expenses which will be incurred by Saratoga Holdings with respect to the distribution of the dividend shares. Saratoga Resources has agreed to pay all of these expenses.

Securities and Exchange Commission Registration Fee................$        3.00
Printing and Engraving.............................................$    2,500.00
Fees of Transfer Agent.............................................$      500.00
Legal Fees and Expenses............................................$   20,000.00
Accountant's Fees and Expenses.....................................$    3,000.00
Miscellaneous......................................................$       00.00
                                                                   -------------
                                                                      $26,003.00
                                                                   =============

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES

        Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933.

1. On November 12, 1998, Saratoga Holdings issued 3,766,667 shares of common stock to Saratoga Resources for a total cash price of $11,300. This transaction was exempt from the registration requirements of the Securities Act under
Section 4(2) of the Securities Act because it was a sale that did not involve a public offering, but rather involved the formation of the corporation by Saratoga Resources.
There was no solicitation or advertising involved in this issuance.

2. Also on November 12, 1998, Saratoga Holdings granted a three-year option to its president to acquire 25,000 shares of Saratoga Holdings' common stock at an exercise price of $0.50 per share. This option agreement is filed as Exhibit
10.7. This transaction was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 701 because it was an issuance of an option to one employee of Saratoga Holdings and because the purpose of the issuance was compensation. The option which serves as a compensation plan is filed as Exhibit 10.7.

ITEM 27.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  3.1          Articles of Incorporation
  3.2          Bylaws
 *5.1          Opinion of Jenkens & Gilchrist, a Professional Corporation
 10.1          Purchase and Sale Agreement dated effective November 12, 1998 between Saratoga Holdings and The Premium Group
 10.2          Service Agreement dated as of November 12, 1998 between Saratoga
               Holdings and Premium Recoveries, Inc.
*10.3          Form of Indemnification Agreement
 10.4          Revolving Promissory Note dated as of November 12, 1998 between
               Saratoga Holdings and Saratoga Resources, Inc., a Texas corporation
 10.5          Compromise and Settlement Agreement dated May 7, 1996 between
               Saratoga Resources, a Delaware corporation, Saratoga Resources,
               Inc., a Texas corporation, Lobo Energy, Inc., a Texas corporation, Lobo Operating, Inc., a Texas corporation, and Internationale Nederlanden (U.S.) Capital Corporation
 10.6          Purchase and Sale Agreement dated May 7, 1996, by and between
               Internationale Nederlanden (U.S.) Capital Corporation and Prime
               Energy Corporation

 10.7          Non-Qualified Stock Option Award Agreement for Employee dated effective November 12, 1998
*23.01         Consent of Jenkens & Gilchrist, a Professional Corporation -
               Contained in Exhibit 5.1
 23.02         Consent of Hein + Associates, LLP
 27            Financial Data Schedule

* To be filed by amendment.

ITEM 28.       UNDERTAKINGS

               The undersigned registrant hereby undertakes:

               A. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

               B. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               C. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

               D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this pre-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin and State of Texas on the 18th day of March, 1999.


                                            SARATOGA HOLDINGS I, INC.



                                            By:/s/ RANDALL B. JOHNSON
                                                   Randall B. Johnson, President


        In accordance with the requirements of the Securities Act of 1933, this pre-effective amendment to registration statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ RANDALL B. JOHNSON       President                            March 18, 1999
Randall B. Johnson


/s/ THOMAS F. COOKE          Chief Executive Officer, Secretary   March 18, 1999
Thomas F. Cooke              and Director (Principal Accounting
                             and Financial Officer)

                            SARATOGA HOLDINGS I, INC.

                   NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
                                  FOR EMPLOYEE


                                     PART I


OPTIONEE:                            Randall B. Johnson

GRANT DATE:                          November 12, 1998

AGGREGATE NUMBER OF OPTION SHARES:   25,000

EXERCISE PRICE PER SHARE:            $0.50

VESTING SCHEDULE:                    All Option Shares are fully vested and
                                     immediately exercisable.

        Part II of this Agreement is attached hereto and incorporated herein for all purposes.

        EXECUTED to be effective as of the Grant Date set forth above.

                                     SARATOGA HOLDINGS I, INC.


                                     By:/s/THOMAS F. COOKE
                                     Thomas F. Cooke, Chief Executive Offier


                                     OPTIONEE


                                     /s/RANDALL B. JOHNSON
                                     Randall B. Johnson

                                     Address:

                                     29005 OAKLAND HILLS DRIVE
                                     GEORGETOWN, TEXAS 78628


                                 Part I - Page 1

                                     PART II


        This Non-Qualified Stock Option Award Agreement (this "AGREEMENT") is made and entered into by and between Saratoga Holdings I, Inc., a Texas corporation (the "COMPANY"), and the optionee named on PART I ("OPTIONEE"), as of the date set forth on PART I (the "GRANT DATE").

                                    RECITALS:

        The Company desires to provide an incentive for key employees, consultants and directors of the Company or its Subsidiaries to remain in the service of the Company or its Subsidiaries, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and its Subsidiaries, and to aid the Company in attracting able persons to enter the service of the Company and its Subsidiaries;

        NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement and for other good and valuable consideration, the Company and Optionee agree as follows:

        1. GRANT OF THE OPTION. The Company hereby grants to Optionee the right and option (the "OPTION") to purchase the aggregate number of shares set forth on PART I (such number being subject to adjustment as provided below and as provided in paragraph 9) of common stock, $0.001 par value per share, of the Company (the "SHARES") on the terms and conditions set forth in this Agreement. The Option awarded under this Agreement may be exercised in whole or in part and from time to time, subject to the terms and conditions of this Agreement. The Option granted under this Agreement is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

        2. EXERCISE PRICE. The price at which Optionee shall be entitled to purchase the Shares covered by the Option shall be the price per Share set forth on PART I subject to adjustment as provided in paragraph 9.

        3. VESTING AND TERM OF THE OPTION.

               (a) GENERAL. The right to exercise the Option shall vest in the hands of Optionee in accordance with the provisions of PART I. Shares which shall have vested shall be referred to as "VESTED SHARES." Shares which shall not have vested shall be referred to as "NONVESTED SHARES." The respective numbers of Vested and Nonvested Shares shall adjust proportionately in accordance with any adjustments to the number of Shares pursuant to paragraph 9. In addition, Shares may become Vested Shares in accordance with paragraph 7. In general, Nonvested Shares may become Vested Shares only if Optionee has been continuously employed as a full-time employee of the Company or any Subsidiary from the Grant Date to and including the last date of the month with respect to which such Shares may vest pursuant to PART I.

                                Part II - Page 2

               (b) EXERCISABLE FOR VESTED SHARES ONLY. Subject to the relevant provisions and limitations contained herein, Optionee may exercise the Option to purchase some or all of the Vested Shares. In no event shall Optionee be entitled to exercise the Option with respect to Nonvested Shares or a fraction of a Vested Share.

               (c) EXPIRATION. Notwithstanding any other provision contained herein to the contrary, the unexercised portion of the Option, if any, will automatically and without notice terminate upon the earlier of (i) three years following the Grant Date, or (ii) the date determined pursuant to paragraph 7. The Option will cease to be exercisable with respect to a Share when Optionee purchases the Share.

        4. METHOD OF EXERCISING OPTION. Optionee may exercise the Option at any time prior to the termination of the Option with respect to all or any part of the Vested Shares. Subject to the terms and conditions of this Agreement, the Option may be exercised by timely delivery to the Company of a written notice in the form attached hereto as EXHIBIT A (the "EXERCISE NOTICE"), which Exercise Notice shall be effective, subject to the requirements of this Agreement, on the date received by the Company. The Exercise Notice shall state Optionee's election to exercise the Option, the number of Vested Shares in respect of which an election to exercise has been made, the method of payment elected (see paragraph 5), the exact name or names in which the Vested Shares then being purchased will be registered and the social security number of Optionee. The Exercise Notice must be signed by Optionee and must be accompanied by payment of the aggregate Exercise Price of the Vested Shares then being purchased, determined in accordance with paragraph 2. If the Option must be exercised by a person or persons other than Optionee pursuant to paragraph 7, the Exercise Notice must be signed by such other person or persons and must be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option. If the Option is exercised by a person other than Optionee, the Vested Shares issued upon such exercise shall be subject to the limitations applicable to such Vested Shares in the hands of Optionee. All Vested Shares delivered by the Company upon exercise of the Option as provided in this Agreement shall be fully paid and nonassessable upon delivery. Unless the Vested Shares issued upon the exercise of the Option are then the subject of a registration statement effective under the Securities Act (and, if required, there is available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act), the delivery of the Exercise Notice shall be deemed to be the making by the person delivering such Exercise Notice of the representations, acknowledgments and agreements which would be contained in the Investment Letter referred to in paragraph 10.

        5. METHOD OF PAYMENT FOR OPTIONS. Unless otherwise permitted by the Board of Directors, the full Exercise Price for the Vested Shares purchased upon the exercise of the Option (i.e., the number of Vested Shares being purchased multiplied by the Exercise Price per Share) must be made in cash. The Company will accept payment by cashier's check or by personal check, provided that if such personal check is returned for insufficient funds, payment for the Shares and for any applicable taxes required to be withheld by the Company shall be deemed not to have occurred. In addition, the Option shall not be deemed to be exercised until Optionee has provided payment for any withholding taxes which may be due with respect to such exercise.


                                Part II - Page 3

        6. DELIVERY OF SHARES. No Shares shall be delivered to Optionee upon exercise of the Option until (i) the Exercise Price for such Shares being purchased is paid in full in the manner provided in this Agreement; (ii) all the applicable taxes required to be withheld have been paid or withheld in full;
(iii) approval of any governmental authority required in connection with the Option, or the issuance of Shares pursuant to this Agreement has been received by the Company; and (iv) if required by the Board of Directors, Optionee has delivered to the Company an Investment Letter in form and content satisfactory to the Company as provided in paragraph 10.

        7. TERMINATION OF EMPLOYMENT. If Optionee's employment relationship with the Company is terminated for any reason other than (a) Optionee's death or (b) Optionee's Disability as defined below, then any and all Options held pursuant to this Agreement as of the date of the termination that are not yet exercisable (or for which restrictions have not lapsed) shall become null and void as of the date of such termination; provided, however, that the portion, if any, of such Options that are exercisable as of the date of termination shall be exercisable for a period of the lesser of (a) the remainder of the term of the Option or (b) the date which is 30 days after the date of termination. Any portion of an Option not exercised upon the expiration of the lesser of the period specified above shall be null and void unless Optionee dies during such period, in which case the provisions of paragraph 7(a) shall govern.

               (a) DEATH. Upon the death of Optionee, any and all Options held by Optionee pursuant to this Agreement that are not yet exercisable (or for which restrictions have not lapsed) as of the date of Optionee's death shall become exercisable as provided below and any restrictions shall immediately lapse as of the date of death; provided, however, that the Options held by Optionee as of the date of death shall be exercisable by that Optionee's legal representatives, heirs, legatees, or distributees for a period of 120 days following the date of Optionee's death. Any portion of an Option not exercised upon the expiration of such period shall be null and void. Except as expressly provided in this paragraph, no Option held by an Optionee shall be exercisable after the death of that Optionee.

               (b) DISABILITY. If Optionee's employment relationship is terminated by reason of Optionee's Disability, then the portion, if any, of any and all Options held by Optionee that are not yet exercisable (or for which restrictions have not lapsed) as of the date of that termination for Disability shall become exercisable as provided below and any restrictions shall immediately lapse as of the date of termination; provided, however, that the Options held by Optionee as of the date of that termination shall be exercisable by Optionee, his guardian or his legal representative for a period of one year following the date of such termination. Any portion of an Option not exercised upon the expiration of such period shall be null and void unless Optionee dies during such period, in which event the provisions of paragraph 7(a) shall govern. For purposes of this Agreement, "Disability" shall have the meaning given it in the employment agreement of Optionee; provided, however, that if Optionee has no employment agreement addressing such issue, "Disability" shall mean, as determined by the Board of Directors in the sole discretion exercised in good faith of the Board of Directors, a physical or mental impairment of sufficient severity that either Optionee is unable to continue performing the duties he performed before such impairment or Optionee's condition entitles him to disability benefits under any insurance or

                                Part II - Page 4
employee benefit plan of the Company or its Subsidiaries and that impairment or condition is cited by the Company as the reason for termination of Optionee's employment.

        8.     NONTRANSFERABILITY.

               (a) This Option shall not be transferable by Optionee other than by will or pursuant to the applicable laws of descent and distribution, and (ii) except as provided in paragraph 7, this Option shall be exercisable only by Optionee during his or her lifetime and while an employee of the Company.

               (b) If Optionee attempts or purports to transfer, assign, pledge or hypothecate this Option, or any rights and privileges in connection herewith, in any way, whether by operation of law or otherwise, except as expressly permitted by this paragraph, this Agreement and the Option granted hereunder will automatically terminate and the Option will thereafter be null and void.

        9. ADJUSTMENTS. If there is any change in the capital structure of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares or similar event (a "RESTRUCTURING"), the rights of Optionee shall be adjusted accordingly, i.e., the number of Shares exercisable hereunder shall be increased proportionately, and the price (including Exercise Price) for each Share shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Options remain exercisable or subject to restrictions. Nothing in this Agreement shall affect in any way the right or power of the Company to make or authorize any Restructuring.

        10. SECURITIES ACT. The Company will not be required to deliver any Shares pursuant to the exercise of all or any part of the Option if, in the reasonable opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal or state securities laws or regulations. The Board of Directors may require that Optionee, prior to the issuance of any such Shares pursuant to exercise of the Option, sign and deliver to the Company a written statement (an "INVESTMENT LETTER") stating that (a) Optionee is purchasing the Shares for his own account and not with a view to, or for sale in connection with, any distribution thereof, he has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof and he does not currently have any reason to anticipate a change in the foregoing; (b) Optionee understands that the Shares have not been registered under the Securities Act or any applicable state securities laws or regulations and, therefore, cannot be offered or resold unless the Shares are so registered or an applicable exemption from registration is available; and (c) Optionee agrees that the certificates representing the Shares may bear a legend to the effect set forth in clause (b) above. The Investment Letter must be in form and substance acceptable to the Company in its reasonable discretion.

        11. NOTICE. All notices required or permitted under this Agreement, including an Exercise Notice, must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which actually received by the Company properly addressed to the person who is to receive it. An Exercise Notice shall be effective when actually received by the

                                Part II - Page 5

Company, in writing and in conformance with this Agreement. Until changed in accordance herewith, the Company and Optionee specify their respective addresses as set forth below:

               Company:                     Saratoga Holdings I, Inc.
                                            301 Congress Avenue, Suite 1550
                                            Austin, Texas 78701
                                            Attention:  Chief Executive Officer

               Optionee:                    As indicated on PART I hereto.

        12. INFORMATION CONFIDENTIAL. As partial consideration for the granting of this Option, Optionee agrees that he will keep confidential all information and knowledge that he has relating to the Options granted hereunder; provided, however, that such information may be disclosed as required by law and may be given in confidence to Optionee's spouse, tax and financial advisors, or a financial institution to the extent that such information is necessary to obtain a loan.

        13. ADMINISTRATION. The decisions of the Board of Directors with respect to this Agreement shall be final and binding upon Optionee.

        14. ARBITRATION. Any legal or equitable claims or disputes arising out of or in connection with the employment, or the termination of employment, of Optionee by the Company (other than a suit for injunctive relief) will be resolved exclusively by binding arbitration. This Agreement applies to the following allegations, disputes, and claims for relief, but is not limited to those listed: wrongful discharge under statutory law and common law; employment discrimination based on federal, state, or local statute, ordinance, or governmental regulation; retaliatory discharge or other action; compensation disputes; tortious conduct; contractual violations (although no contractual relationship, other than at will employment and this Agreement and agreement to arbitrate, is hereby created); ERISA violations; and other statutory and common law claims and disputes.

        The arbitration proceedings shall be conducted in Austin, Texas in accordance with the Employment Dispute Resolution Rules ("EDR RULES") of the American Arbitration Association ("AAA") in effect at the time a demand for arbitration is made. Optionee is entitled to representation by an attorney throughout the proceedings at his own expense; however, the Company agrees not to use an attorney in the arbitration hearing if Optionee agrees to the same.

        One arbitrator shall be used and shall be chosen by mutual agreement of the parties. If, within 30 days after Optionee notifies the Company of an arbitrable dispute, no arbitrator has been chosen, an arbitrator shall be chosen from a list or lists of proposed arbitrators submitted by the AAA pursuant to its EDR Rules, except that (i) the number of preemptory strikes shall not be limited, and (ii) if the parties fail to select an arbitrator from one or more lists, AAA shall not have the power to appoint the arbitrator but shall continue to submit lists until the arbitrator has been selected. The arbitrator shall coordinate, and limit as appropriate, all pre-arbitral discovery, which shall include document production, information requests, and depositions. The arbitrator shall issue a written decision and award stating the reasons therefor. The decision and award shall

                                Part II - Page 6
be final and binding on both parties, their heirs, executors, administrators, successors, and assigns. The costs and expenses of the arbitration shall be borne evenly by the parties.

        15. CONTINUATION OF EMPLOYMENT. This Agreement shall not be construed to confer upon Optionee any right to continue in the employ of the Company or its Subsidiaries and shall not limit the right of the Company or its Subsidiaries, in their sole discretion, to terminate the employment of Optionee at any time, with or without cause except to the extent otherwise provided in an Employment Agreement. Except to the extent otherwise provided in an Employment Agreement between Optionee and the Company, (i) the parties' employment relationship is at will, and no other inference is to be drawn from this Agreement; and (ii) either party may terminate the employment relationship at any time for any or no reason. Any further agreement abrogating the at will relationship must be in writing and signed by both Optionee and the Company.

        16. RIGHT TO REPURCHASE. The receipt by Optionee of Shares upon his exercise of Options shall be subject to the following terms and conditions:

               (a) RESTRICTION ON TRANSFER. Optionee shall not sell, exchange, transfer, assign, encumber, or otherwise dispose of any of the Shares to any person, corporation, partnership, joint venture, trust or other entity without the prior written consent of the Board of Directors of the Company. Any transferee shall take the Shares subject to the terms and provisions of this paragraph 16, and shall, as a condition to the transfer of the Shares, sign a Joinder Agreement attached as EXHIBIT B agreeing to be bound by the provisions of this paragraph 16.

               (b) GRANT OF REPURCHASE RIGHT. The Company (or its assigns) is hereby granted the right (the "REPURCHASE RIGHT@), exercisable upon the death, total physical or mental disability of Optionee, or upon the termination of Optionee's employment with the Company, to repurchase at the Purchase Price (as hereinafter defined) all or any portion of the Shares; and of any other securities in the Company owned by Optionee (all of such shares and other securities being referred to as "Shares" for purposes of this Section 16).

                      (i) EXERCISE OF REPURCHASE RIGHT. The Repurchase Right shall be exercisable by written notice delivered by the Company (or its assigns) to the Owner (as defined in paragraph 16(c)) prior to the expiration of the 60-day period commencing on the death, total physical or mental disability of Optionee or the termination of Optionee's employment with the Company. The notice shall indicate the number of Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not more than 30 days after the date of notice. To the extent one or more certificates representing Shares may have been previously delivered to the Owner, then Owner shall, prior to the close of business on the date specified for the repurchase, deliver to the Secretary of the Company the certificates representing the Shares to be repurchased, each certificate to be properly endorsed for transfer. The Company (or its assigns) shall, concurrently with the receipt of such stock certificates, pay to Owner in cash or cash equivalents (including the cancellation of any purchase-money indebtedness), an amount equal to the Purchase Price.

                                Part II - Page 7

                      (ii) TERMINATION OF REPURCHASE RIGHT. The Repurchase Right shall terminate with respect to any Shares for which the Repurchase Right is not timely exercised under paragraph 16(b)(i). In addition, the Repurchase Right shall terminate on the consummation by the Company of an initial public offering.

               (c) DEFINITION OF OWNER. For purposes of paragraph 22 of this Agreement, the term "OWNER" shall include Optionee and all subsequent holders of the Shares who derive their chain of ownership through a permitted transfer from Optionee in accordance with paragraph 16(a).

               (d) AGREEMENT APPLICABLE TO COMMUNITY INTERESTS. Any right or interest of a spouse of an Owner in Shares, whether such right or interest is created by law (including community property laws) or otherwise, shall for all purposes hereof be included in, deemed a part of and bound by the same terms hereof as the Shares to which such right or interest relates or appertains, and any action taken, offer made or purchase right exercisable hereunder with reference to Shares owned by an Owner shall be applicable to any right or interest which the spouse of such Owner may have or be entitled to have therein.

               (e) PURCHASE OF SPOUSE'S INTEREST IN SHARES. In the event of the death of an Owner's spouse, or the divorce of an Owner and his or her spouse, such Owner shall have the right to purchase all or any part of the Shares to which such spouse (or the estate of such spouse) is or may be entitled at a purchase price equal to the Purchase Price. Such purchase shall be effected on the following terms and conditions:

                      (i) The Owner's right to purchase his or her spouse's interest in the Shares shall continue for a period of 30 days from the date of entry of the divorce decree or from the date of qualification of the personal representative of the spouse in the event of death, as the case may be, and shall be considered exercised by such Owner when written notice of such exercise has been delivered or mailed, properly addressed, to such spouse or the personal representative of such spouse.

                      (ii) If the Owner shall fail to exercise his or her right in its entirety in the manner and time prescribed, then the spouse or the personal representative of the spouse, as the case may be, shall so notify the Company in writing, which notice shall state the address of such spouse or personal representative and the number of Shares owned by such spouse or the estate of such spouse. Thereupon the Company shall have the right to purchase all Shares not purchased by such Owner for a period of 60 days following the receipt by the Company of such notice. The purchase right shall be exercisable by the Company in the manner set forth in paragraph 16(b) of this Agreement.

                      (iii) The purchase right set forth in this paragraph 16(e) shall terminate with respect to any Shares for which the purchase right is not timely exercised under paragraph 16(e)(i) and (ii). In addition, the purchase right shall terminate on the consummation by the Company of an IPO.


                                Part II - Page 8

               (f) DEFINITION OF PURCHASE PRICE; PAYMENT. The "PURCHASE PRICE" as used herein shall refer to the fair market value of the Shares as determined by the Board of Directors of the Company.

        17. PROPRIETARY INFORMATION. In consideration of the Company's grant of this Option and the Company's agreement to provide Optionee with confidential information of the Company, Optionee agrees to keep confidential and not to use or to disclose to others at any time during the term of this Agreement or after its termination, except as expressly consented to in writing by the Company or required by law, any secrets or confidential technology or proprietary information of the Company, including, without limitation, any customer list, marketing plans or materials, or other trade secrets of the Company, or any matter or thing ascertained by Optionee through Optionee's affiliation with the Company, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of the Company or to give any other party a competitive advantage to the Company. Optionee further agrees that should Optionee leave the employment of the Company, Optionee will neither take nor retain, without prior written authorization from the Company, any documents pertaining to the Company (other than paycheck stubs, benefit information, offer letters, or other materials pertaining to his salary or benefits with the Company). Without limiting the generality of the foregoing, Optionee agrees that he will not retain, use or disclose any papers, customer lists, marketing materials or information, books, records, files, or other documents, copies thereof, or notes or other materials derived therefrom, or other confidential information of any kind belonging to the Company pertaining to the Company's business, sales, financial condition, or products. Without limiting other possible remedies to the Company for the breach of this covenant, Optionee agrees that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash, or otherwise. Optionee further agrees that if any restriction contained in this paragraph is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions contained herein shall be enforced independently of each other. Optionee's obligations under this paragraph apply to all confidential information of the Company as well as to any and all confidential information relating to the Company's Subsidiaries and Affiliates.

        18. NO OBLIGATION TO EXERCISE. Optionee shall have no obligation to exercise any Option granted by this Agreement.

        19. GOVERNING LAW; CONSTRUCTION. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CHOICE OF LAW AND CONFLICTS OF LAW PRINCIPLES. Titles and headings are for case of reference only and shall not be considered in construing this Agreement. Pronouns shall be deemed to include the masculine, feminine, neuter, singular and plural as the context may require. References to paragraphs and exhibits are to paragraphs and Exhibits of this Agreement unless otherwise indicated. All such Exhibits are incorporated in this Agreement by reference and are a part hereof.

        20. AMENDMENTS. This Agreement may be amended only by a written agreement executed by the Company and Optionee.


                                Part II - Page 9

        21. NO RIGHTS AS A SHAREHOLDER. Optionee shall not by virtue of this Agreement, have any rights as a shareholder until the date of the issuance to Optionee of Shares pursuant to a valid Exercise Notice.

                             *      *       *      *      *



                                Part II - Page 10

                                    EXHIBIT A


                                 EXERCISE NOTICE


        Notice is hereby given to the Company of Optionee's election to exercise Options as follows:

Name of Optionee (please print):

Optionee's Social Security Number:


A.      Number of Vested Shares to be exercised:
B.      Exercise Price per Share:                              $________________
C.      Method of payment (check one):                                   Cash
                                                               --------

                                                               _______ Other-
                                                               as authorized by
                                                               Company as
                                                               follows:

                                                               -----------------

D.      Exercise Price tendered herewith:  (A x B)             $________________
E.      Market Price per share on date of Exercise:            $________________
F.      Difference Between Market Price and Exercise Price     $________________
        (E - B):
G.      Total Difference (F x A):                              $________________
H.      Withholding Tax Rate:                                  28%*
I.      Amount of Tax withholding tendered herewith (G x H):
                                                               $________________
J.      Total Amount Due on Exercise (D + I):                  $________________

*UPON EXERCISE OF OPTIONS, THE COMPANY MAY COLLECT 28% WITHHOLDING TAX (OR THE THEN APPLICABLE AMOUNT) OF THE DIFFERENCE BETWEEN THE MARKET VALUE OF THE OPTION SHARES ON THE DAY OF THE EXERCISE LESS THE PRICE (THE "DIFFERENCE"). THIS DIFFERENCE REPRESENTS ADDITIONAL COMPENSATION TO OPTIONEE AND THIS AMOUNT WILL BE INCLUDED ON THE W-2 WAGE STATEMENT ISSUED TO OPTIONEE FOLLOWING THE END OF THE YEAR.

Exact name(s) for Share certificate(s):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Date:_______________________


                              --------------------------------------------------
                              Signature of Optionee


        PLEASE COMPLETE AND SIGN THIS NOTICE AND RETURN IT TO:

               Saratoga Holdings I, Inc.
               301 Congress Avenue, Suite 1550
               Austin, Texas 78701
               Attention:  Chief Executive Officer

                                    EXHIBIT B


                                JOINDER AGREEMENT


        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, by execution of this Joinder Agreement, agrees to become a party to the Non-Qualified Stock Option Award Agreement dated as of November 12, 1998, by and between Saratoga Holdings I, Inc., a Texas corporation (the "COMPANY"), and Randall B. Johnson, Optionee thereunder (the "AGREEMENT"), a copy of which is attached hereto as EXHIBIT A to the extent and as provided by this Joinder Agreement. The undersigned acknowledges that by his execution of this Joinder Agreement he will become a party to the Agreement for purposes of paragraph 16 (and only with respect to such paragraph), such paragraph providing for the Company's repurchase right with respect to Shares issued on exercise of Options granted in the Agreement. The undersigned represents and warrants that he has read and consents to, agrees to be bound by, the repurchase right provisions of the Agreement.

        EXECUTED to be effective the _____ day of __________________, ______.


                                        ________________________________________
                                        Name:___________________________________


                                 SPOUSAL CONSENT

        I, spouse of _____________________, have read and am aware of, understand and fully consent and agree to the provisions of the Agreement attached hereto and its binding effect upon any interest, community or otherwise, I may own now or hereafter in any Shares, and agree that the termination of my marriage to ___________________ for any reason shall not have the effect of removing any Shares otherwise subject to the Agreement from the coverage thereof. I hereby evidence such awareness, understanding, consent and agreement by joining in the Agreement and by executing this Joinder Agreement below.


                                        ________________________________________
                                                   Signature of Spouse

                                        Printed Name:___________________________

                                        Address:________________________________